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                                                                 EXHIBIT 10(Z)

                             EMPLOYMENT AGREEMENT

      AGREEMENT dated this 19th day of May, 1999, by and between MediVators, INC., a Minnesota corporation (the "Company"), and ROY K. MALKIN (the "Employee").

                                 Introduction

      Employee is being employed by the Company as an executive officer. The parties desire to enter into an employment agreement and to set forth herein the terms and conditions of Employee's employment by the Company. Accordingly, in consideration of the mutual covenants and agreements set forth herein and the mutual benefits to be derived here from, and intending to be legally bound hereby, the Company and Employee agree as follows:

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed by and between the Company and Employee as follows:

      1. Engagement and Term. The Company hereby employs Employee and Employee hereby accepts such employment by the Company on the terms and conditions set forth herein, for the period commencing on May 19, 1999 (the "Effective Date") and ending, unless sooner terminated in accordance with the provisions of
Section 4 hereof, on July 31, 2002 (the "Employment Period"). As used in this Agreement, the term "Contract Year" shall refer to each twelve-month period during the Employment Period ending July 31; provided, however, that the "Initial Contract Year" shall be deemed the period commencing on May 19, 1999 and ending on July 31, 2000.


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      2. Scope of Duties. Employee shall be employed by the Company as its
President and Chief Executive Officer. In such capacities, Employee shall have such authority, powers and duties customarily attendant upon such offices. If elected or appointed, Employee shall also serve, without additional compensation, in one or more offices and, if and when elected, as a director of the Company or any subsidiary or affiliate of the Company, provided that his duties and responsibilities are not inconsistent with those pertaining to his position as stated above. Employee agrees to perform the duties associated with his employment to the best of his abilities, and shall faithfully devote his full business time and efforts so as to advance the best interests of the Company. During the Employment Period, Employee shall not be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage, unless otherwise approved in writing by the Board of Directors of Cantel Industries, Inc. ("Cantel").

      3.    Compensation.

            3.1 Basic Compensation. In respect of services to be performed by Employee during the Employment Period, the Company agrees to pay Employee a base salary ("Basic Compensation") at the rate of $175,000 per annum during the Initial Contract Year, payable in accordance with the Company's customary payroll practices for executive employees.

                  The Base Salary shall be increased annually by an amount established by reference to the "Consumer Price Index for Urban Wage Earners and

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Clerical Workers, Minneapolis, Minnesota, all items - Series A-01" published by the Bureau of Labor Statistics of the United States Department of Labor (the "Consumer Price Index"). The base period shall be the month ended March 31, 1999 (the "Base Period"). If the Consumer Price Index for the month of March in any year, commencing in 2000, is greater than the Consumer Price Index for the Base Period, Base Salary shall be increased, commencing on August 1 of the next Fiscal Year (the Company's Fiscal Year being the 12-month period ending July 31 of each year), to the amount obtained by multiplying Base Salary by a fraction, the numerator of which is the Consumer Price Index for the month of March of the year in which such determination is being made and the denominator of which is the Consumer Price Index for the Base Period. Notwithstanding the foregoing, in no event shall Employee receive, for any Fiscal Year, an increase in Base Salary of less than five (5%) percent over the Base Salary, as adjusted, (continued hereafter to be referred to simply as "Base Salary") for the previous Fiscal Year.

            3.2 Incentive Compensation. For each Fiscal Year of the Company (each a "Subject Fiscal Year") during the Employment Period (commencing with the Company's Fiscal Year ending July 31, 2000) the Employee shall be paid, as additional compensation for his services, a bonus (the "Bonus") based on the increase in profitability of the Company. The Bonus shall be equal to five percent (5%) of the excess of Pretax Income (hereinafter defined) for the Subject Fiscal Year over Pretax Income for the Test Year (as hereinafter defined) multiplied by a number (i) the numerator of which shall be the number of days during Subject Fiscal Year that

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Employee is employed hereunder and (ii) the denominator of which shall be 365, but shall, in no event, exceed 100% of Employee's Base Salary for such Subject Fiscal Year. The Bonus shall be payable not later than the 15th day of the fourth month following the Subject Fiscal Year for which the Bonus is payable. "Test Year" shall mean the Company's Fiscal Year, commencing with the Company's Fiscal Year ending July 31, 1999, in which the Company has recorded its highest Pretax Income of any such Fiscal Years.

                  "Pretax Income" shall mean, for any Fiscal Year, the income of the Company and its consolidated subsidiaries from continuing operations determined in accordance with generally accepted accounting principles from time to time in effect ("GAAP") before provisions for income taxes and Employee's Bonus pursuant to this Section 3.2. Pretax Income shall be adjusted to exclude gains or losses from the sale or distribution of assets not in the Company's ordinary course of business and gains or losses from transactions accounted for as extraordinary events in accordance with GAAP.

            3.3 Stock Options. The Company agrees to cause the grant to Employee as of the Effective Date, an option (the "Option") to purchase Fifty Thousand (50,000) shares of Common Stock, par value $.10 per share of Cantel. The Option will be granted under Cantel's 1997 Employee Stock Option Plan (the "Plan") pursuant to a separate option agreement in the form annexed hereto as Exhibit A. The Option shall have a five year term, a three-year vesting schedule (commencing on the first anniversary of the Effective Date), and an option exercise price per share

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equal to the fair market value of Cantel's Common Stock on the Effective Date.

            3.4 Discretionary Compensation. The Employee shall also be entitled to such additional increases in Base Salary, bonuses and stock options as shall be determined from time to time by the Board of Directors of Cantel.

            3.5 Life Insurance. Provided that Employee is insurable at rates that are comparable to those obtainable on other persons of similar age and position in good health (if Employee is classified in a higher risk category, he may elect to pay the excess premium cost to obtain the coverage), during the Employment Period the Company shall procure and maintain term life insurance on the life of Employee in the face amount of $250,000. Employee shall be the owner of such life insurance policy and shall have the absolute right to designate the beneficiaries thereunder. The Company shall pay all premiums for such life insurance. Employee agrees to submit to all medical examinations, supply all information and execute all documents required by insurance companies in connection with the issuance of such policy.

            3.6 Use of Automobile. During the Employment Period, Employee shall be entitled to the use of an automobile leased or owned by the Company in connection with the Company's business. The make and model of the automobile shall be reasonably satisfactory to Employee, provided that the Company's monthly payments in respect thereof (exclusive of the expenses referred to in the following sentence) shall not exceed $500. Employee shall be entitled to receive reimbursement for reasonable out-of-pocket expenses, including, without limitation, cost of gas, oil, insurance and other costs incurred by Employee in operating and maintaining the

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automobile; provided, however, that Employee shall be responsible for keeping appropriate records regarding the use of said automobile, as instructed by the Company or its accountants.

            3.7 Other Benefits. During the Employment Period, Employee shall be entitled to participate in (i) the Company's 401-K benefit plan and (ii) the medical health insurance plan and all other health, insurance and other benefit plans applicable generally to executive officers of the Company on the same basis as such officers.

                  During the Employment Period, Employee will be entitled to paid vacation (4 weeks) and holidays consistent with the Company's policy applicable to executives generally. All vacations shall be scheduled at the mutual convenience of the Company and the Employee.

            4. Termination of Employment. The provisions of Section 1 of this Agreement notwithstanding, the Company may terminate this Agreement and Employee's employment hereunder in the manner and for the causes hereinafter set forth, in which event the Company shall be under no further obligation to Employee other than as specifically provided herein:

                  A. If Employee is absent from work or otherwise substantially unable to assume his normal duties for a period of sixty (60) successive days or an aggregate of ninety (90) business days during any consecutive twelve-month period during the Employment Period because of physical or mental disability, accident, illness, or any other cause other than vacation or approved leave of absence, the Company may thereupon, or any time thereafter while such absence or disability still

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exists, terminate the employment of Employee hereunder upon ten (10) days'
written notice to Employee.

                  B. In the event of the death of Employee, this Agreement shall immediately terminate on the date thereof.

                  C. If Employee materially breaches or violates any material term of his employment hereunder, or commits any criminal act or an act of dishonesty or moral turpitude, in the reasonable judgment of Cantel's Board of Directors, then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Employee with the date of such notice being the termination date and such termination being deemed for "cause". In the event Employee's employment is terminated pursuant to this subparagraph C, then in such event, Employee shall be entitled only to Basic Compensation through the date of termination, and the Company shall have no further obligation under Section 3 of this Agreement.

                  D. In the event Employee's employment shall be terminated by reason of the provisions of subparagraph A or B of this Section 4, then in such event, the Company shall continue to pay to Employee, if living, or other person or persons as Employee may from time to time designate in writing as the beneficiary of such payments, the Basic Compensation in effect at the time which such death or disability occurred during the three-month period following such death or disability.

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            5. Disclosure of Confidential Information, Assignment of Inventions,
AND COVENANT NOT TO COMPETE.

                  5.1 Confidential Information. Employee acknowledges that the Company possesses confidential information, know-how, customer lists, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Employee will obtain knowledge, and that the Company will suffer serious and irreparable damage and harm if this confidential information were disclosed to any other party or if Employee used this information to compete against the Company. Accordingly, Employee hereby agrees that except as required by Employee's duties to the Company, Employee, without the consent of the Company's Board of Directors, shall not at any time during or after the Employment Period disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Employee shall become informed during his employment, whether learned by him as an employee of the Company, as a member of its Board of Directors or otherwise, and whether or not developed by Employee, unless such information shall be or becomes public knowledge other than as a result of Employee's direct or indirect disclosure of the same.

                  5.2   Patent and Related Matters.

                        5.2.1 Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement and idea (whether or not shown or described in writing or reduced to

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practice), and device, design, apparatus, process, and work of authorship, whether or not patentable, copyrightable or registerable, which is made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Employment Period, whether or not during regular working hours (hereinafter collectively referred to as the "Inventions"). Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Inventions are property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee's right, title and interest in and to any and all of the Inventions.

                        5.2.2   Limitation.   It is further agreed and
Employee is hereby notified that the above agreement to assign the Inventions to the Company does not apply to an Invention for which no equipment, supplies, facility or confidential information of the Company was used and which was developed entirely on Employee's own time, and

                                (i)   which does not relate (a) directly to
the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or

                                (ii) which does not result from any work
performed

by Employee for the Company.

                        5.2.3   Assistance.   Upon request and without further

compensation therefor, but at no expense to Employee, and whether during the Employment Period or thereafter, Employee will do all lawful acts, including, but not

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limited to, the execution of documents and instruments and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing United States and foreign copyrights and Letters Patent, including, but not limited to, design patents, on any and all of the Inventions, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

                        5.2.4   Records.   Employee will keep complete, accurate

and authentic accounts, notes, data and records of all the Inventions in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and upon its request, Employee will promptly surrender the same to it.

                        Upon the termination of the Employment Period, Employee

agrees to deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, accounts, calculations and copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

                        5.3   Non-Compete.   Employee agrees that for a
period of

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one year following the termination of Employee's employment hereunder (the
"Non-Competition Period"), except as a result of the breach by the Company of any material term or condition hereof, Employee will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer, director, employee or otherwise, own, manage, control, participate in, lend his name to, or render services to or for any business within the continental United States which is competitive with that of the Company or any of its affiliates, provided, however, that the foregoing shall not be deemed to prevent the ownership by Employee of up to five percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market. For the purpose of this Agreement, a business activity competitive with the business of the Company or any of its affiliates shall include only the design, manufacture, marketing, sale, or distribution of (i) endoscopes, (ii) endoscope disinfection or sterilization equipment or supplies, (iii) medical waste disposal systems or (iv) infection control equipment, products, supplies or systems (collectively "Products") which are the same as or similar to or compete with, or have a usage allied to Products being developed, marketed, sold or distributed by the Company or any of its affiliates at any time during the last twelve months of Employee's employment by the Company.

                        5.4   Non-interference.   Employee further agrees
that during the Non-Competition Period he will not (i) induce or attempt to induce any other employee of the Company or any of its affiliates to leave the employ of the Company

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or affiliate, or in any way interfere with the relationship between the Company
(or any of its affiliates) and any other employee, or (ii) induce or attempt to induce any customer, supplier, franchisee, licensee, distributor or other business relation of the Company or any of its affiliates to cease doing business with the Company or affiliate, or in any way interfere with the relationship between any customer, franchisee or other business relation and the Company and any of its affiliates without prior written consent of the Board of Directors of Cantel.

                        5.5   Enforcement.   If, at the time of enforcement
of any provisions of this Section, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Employee agrees that the covenants made in this Section shall be construed as an agreement independent of any other provision of this Agreement, and shall survive the termination of this Agreement.

            6. Reimbursement of Expenses. The Company shall further pay directly, or reimburse Employee, for all other reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties during the Employment Period upon submission of vouchers or other evidence thereof in accordance with the Company's usual policies of expense reimbursement.

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            7.    Miscellaneous Provisions.

                  7.1 Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

                  7.2 This Agreement is entered into in the State of Minnesota and shall be governed pursuant to the laws of the State of Minnesota. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.

                  7.3 This Agreement contains the entire agreement of the parties regarding this subject matter. There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

                  7.4 This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

                  7.5 Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

            If to MediVators:

                  MediVators, Inc.
                  2995 Lone Oak Circle

                  Suite 10
                  Eagan, Minnesota  55121

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            With a copy to:

                  Cantel Industries, Inc.
                  1135 Broad Street

                  Suite 203
                  Clifton, New Jersey  07013

            If to Employee:

                  Roy K. Malkin
                  10225 Ilsley Square
                  Concord, Ohio   44060

                  7.6 This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged. This Agreement may not be assigned by Employee.

                  7.7 This Agreement may be executed in separate counterparts and may be delivered by facsimile, each of which shall constitute the original hereof.

            IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

                                          MEDIVATORS, INC.

                                          By: /s/ Craig A. Sheldon

                                               Craig A. Sheldon, Vice President

                                               /s/ Roy K. Malkin

                                               Roy K. Malkin

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